EXHIBIT 99.1

Second Quarter 2003 Conference Call Script

August 21, 2003

PARKS:	Thank you. Good morning and welcome to our second quarter conference call. I am extremely pleased to have with me on the call today our new Chief Executive Officer Peter Whitford who joined the company on June 30. We are very excited to have someone of Peter’s caliber and experience join the company and are excited about the opportunities that lie ahead for us.

I’ll start today’s call with a brief overview of our financial results along with current trends for the third quarter. Peter will conclude our prepared remarks with some comments on the new management appointments announced yesterday and current business.

Before we begin with our review of the quarter, let me briefly remind you that any forward-looking statements or projections may differ from actual results. Please refer to the “risk factors” section in our Form 10-K.

Also please note that certain reclassifications have been made to last fiscal year’s financial statements to conform to the fiscal 2003 presentation.

Hopefully by now all of you have received a copy of the press release that was issued earlier this morning. As reported, the company posted a net loss for the quarter of $0.45 per share, which is at the higher end of the guidance we provided in early July, and compares with net income of $0.12 per share for the second quarter a year ago. The loss in this year’s second quarter reflects lower sales during the period, which totaled $126.0 million compared with sales of $146.2 million for last year’s second quarter. Comp store sales for the quarter declined 19.8% versus a 1.6% increase for the second quarter a year ago.

Although, for the past few quarters, we have been cycling against strong comparable store sales a year ago, we did experience an improvement in the comparable store sales trend month over month during the quarter, with a corresponding improvement in the transaction count. In fact, the transaction count for July this year was almost flat with July last year. Units per transaction also continued to build in each month of the quarter, with nearly a 10% increase this July over last July, and a 3.5% increase for this year’s second quarter over last year’s second quarter. However, these favorable trends were offset by an approximate 12.5% decline in the average unit retail for the quarter from last year’s second quarter. This is primarily due to the aggressive mark-downs taken on late spring and early summer receipts as well as selected price reductions as previously discussed.

Gross margin as a percentage of sales decreased 15.8% from last year’s second quarter. More than half of this was due to the fact that we had a lower sales base over which to leverage occupancy and buying costs. The remainder came from mark-downs taken during the quarter. We decided to reduce the initial mark-up, reflecting our efforts to improve the price value relationship in our pricing structure following extensive research among our target customers.

Selling, general and administrative expenses were $39.4 million for the second quarter, compared to $39.3 million for the second quarter last year. This largely reflects lower advertising expenditures and central office payroll expense. We achieved additional savings in distribution center expenses, where the cost per unit processed dropped approximately 9% from the second quarter of last year, due to greater efficiencies. While store payroll as a percentage of sales shows an increase over the prior year, there were actually less payroll dollars per store, reflecting tighter management of expenses.

Capital expenditures through the second quarter totaled

$11 million, reflecting costs for 26 new stores and 17 remodels that were completed during the first two quarters, as well as remodels and new stores under construction for the third quarter.

To briefly review the six-month period…the company reported a net loss of $0.74 per share compared to net income of $0.39 per share for the same period a year ago. Comparable store sales declined 22.8% for the first half of the year, compared with an increase of 4.9% for the same period a year ago. Total sales for the six months were $249.7 million compared with sales of $302.8 million for the first six months of last year.

Gross margin as a percentage of sales was 17.2%, versus a gross margin of 32% a year ago. Again, the decline in gross margin reflects de-leveraging of expenses and higher mark-down activity. However, inventory freshness at the end of this year’s second quarter was actually better than a year ago, and in line with inventory levels at July 2001.

Selling, general and administrative expenses for the six-month period were $77.6 million, compared with $78.9 million for the first half of last year, a decrease of $1.3 million. These numbers reflect a reduction in advertising costs, savings from the elimination of central office positions, and a substantial reduction in bonus expenses offset by an increase in store management positions.

Inventory, at cost, totaled $48.7 million at quarter’s end, 9% higher than a year ago on a per square foot basis, but approximately flat to inventory per square foot two years ago, driven by an increase at Wet Seal and offset by reductions at Arden B. and Zutopia.

Our cash and investments balance at the end of the quarter was approximately $90 million, in line with the balance at the end of the first quarter and at the end of fiscal 2002.

The company and Ms. Bronstein have arrived at an amicable settlement and the amount paid was covered in the reserve at February 1, 2003 and therefore, there are no additional charges against income.

To date, the company has repurchased nearly 1,072,000 shares since the share repurchase program was authorized by the board in October 2002.

During the second quarter, the Company opened 4 Wet Seal Stores and 2 Arden B. stores. The Company also closed 4 Wet Seal stores and 1 Arden B. store, ending the quarter with a total of 622 stores, compared to a total of 588 stores at the end of the second quarter a year ago. Total square footage for the company’s stores rose 4.0% this quarter to 2,350,000 from 2,260,000 at the end of last year’s second quarter. Average store size for the chain at the end of the second quarter was approximately 3,800 square feet per store similar to the prior year.

As for where we are to date… Following the close of the second quarter, we have seen modest improvement in comparable store sales. Although it is still very early in the third quarter, comparable store sales do not show further improvement and therefore we would expect a net loss for the third quarter of between $0.22 and $0.26 per share, with gross margins as a percentage of sales to be in the range of 20 percent to 24 percent and SG&A expense to be similar to, or below, last year’s third quarter. We plan on opening two new Wet Seal stores and three new Arden B. stores in the third quarter.

In addition, we will maintain careful control over inventory levels. Based on sales and current inventory levels, we would expect inventory at the end of the third quarter to be approximately 5% above last year’s third quarter levels.

Looking forward to fiscal 2004, we anticipate spending approximately $15.0 million in capital expenditures, which includes 15 new locations and investments in 20-25 renewals. In addition, we plan on closing 10-15 Wet Seal stores and approximately 5 Arden B. stores, all of which correspond with lease expirations of under-performing stores.

PARKS	With that, I’d now like to turn the call over to Peter Whitford.

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